Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 of Canadian Imperial Bank of  Commerce and to the incorporation by reference therein of our report dated 30 November, 2016, with respect to the consolidated financial statements of Canadian Imperial Bank of Commerce, and the effectiveness of internal control over financial reporting of Canadian Imperial Bank of Commerce, included in its Annual Report on Form 40-F for the year ended October 31, 2016, filed with the Securities and Exchange Commission.

Yours faithfully,

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada

August 31, 2017